Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

November 23, 2021 and the Prospectus dated October 15, 2020

Registration No. 333-249491

Pricing Term Sheet

CDW LLC

CDW FINANCE CORPORATION

$1,000,000,000 2.670% Senior Notes due 2026

$500,000,000 3.276% Senior Notes due 2028

$1,000,000,000 3.569% Senior Notes due 2031

Pricing Supplement, dated November 23, 2021, to the Preliminary Prospectus Supplement, dated November 23, 2021 (the “Preliminary Prospectus Supplement”), and related Base Prospectus, dated October 15, 2020 (the “Base Prospectus”), of CDW LLC (“CDW”) and CDW Finance Corporation (“Finance Co” and, together with CDW, the “Issuers”). This supplement (this “Pricing Supplement”) is qualified in its entirety by reference to the Preliminary Prospectus Supplement and the Base Prospectus. The information in this Pricing Supplement supplements the Preliminary Prospectus Supplement and the Base Prospectus and supersedes the information in the Preliminary Prospectus Supplement and the Base Prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and Base Prospectus. Terms used herein and not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement and the Base Prospectus.

	2.670% Senior Notes due 2026	3.276% Senior Notes due 2028	3.569% Senior Notes due 2031
Issuers:	CDW and Finance Co	CDW and Finance Co	CDW and Finance Co

Title of Securities:	2.670% Senior Notes due 2026 (the “2026 Notes”)	3.276% Senior Notes due 2028 (the “2028 Notes”)	3.569% Senior Notes due 2031 (the “2031 Notes”, and together with the 2026 Notes and the 2028 Notes, the “Notes”)

Aggregate Principal Amount:	$1,000,000,000	$500,000,000	$1,000,000,000

Gross Proceeds to Issuers:	$1,000,000,000	$500,000,000	$1,000,000,000

Final Maturity Date:	December 1, 2026	December 1, 2028	December 1, 2031

Issue Price:	100% plus accrued interest, if any, from December 1, 2021	100% plus accrued interest, if any, from December 1, 2021	100% plus accrued interest, if any, from December 1, 2021

Yield to Maturity:	2.670%	3.276%	3.569%

Coupon:	2.670%	3.276%	3.569%

Spread to Benchmark Treasury:	135 basis points	170 basis points	190 basis points

Benchmark Treasury:	UST 1.125% due October 31, 2026	UST 1.375% due October 31, 2028	UST 1.375% due November 15, 2031

Benchmark Treasury Price:	99-02 1⁄4	98-22	97-10

Benchmark Treasury Yield:	1.320%	1.576%	1.669%

Gross Spread:	0.600% of the principal amount of the Notes	0.625% of the principal amount of the Notes	0.650% of the principal amount of the Notes

Interest Payment Dates:	June 1 and December 1	June 1 and December 1	June 1 and December 1

Record Dates:	May 15 and November 15	May 15 and November 15	May 15 and November 15

First Interest Payment Date:	June 1, 2022	June 1, 2022	June 1, 2022

Optional Redemption:	Make-whole call at T+25 basis points. Par call on or after November 1, 2026 (the date that is 1 month prior to maturity).	Make-whole call at T+30 basis points. Par call on or after October 1, 2028 (the date that is 2 months prior to maturity).	Make-whole call at T+30 basis points. Par call on or after September 1, 2031 (the date that is 3 months prior to maturity).

Special Mandatory Redemption:	Mandatorily redeemable at 101% of the principal amount of the Notes then outstanding plus accrued and unpaid interest to, but not including the date of the special mandatory redemption if (i) the consummation of the Sirius Acquisition does not occur on or before 11:59 p.m. New York City time on October 11, 2022, (ii) we notify the Trustee and the Holders that we will not pursue the consummation of the Sirius Acquisition or (iii) the Purchase Agreement has been terminated without the consummation of the Sirius Acquisition	Mandatorily redeemable at 101% of the principal amount of the Notes then outstanding plus accrued and unpaid interest to, but not including the date of the special mandatory redemption if (i) the consummation of the Sirius Acquisition does not occur on or before 11:59 p.m. New York City time on October 11, 2022, (ii) we notify the Trustee and the Holders that we will not pursue the consummation of the Sirius Acquisition or (iii) the Purchase Agreement has been terminated without the consummation of the Sirius Acquisition	Mandatorily redeemable at 101% of the principal amount of the Notes then outstanding plus accrued and unpaid interest to, but not including the date of the special mandatory redemption if (i) the consummation of the Sirius Acquisition does not occur on or before 11:59 p.m. New York City time on October 11, 2022, (ii) we notify the Trustee and the Holders that we will not pursue the consummation of the Sirius Acquisition or (iii) the Purchase Agreement has been terminated without the consummation of the Sirius Acquisition

Change of Control Repurchase Event:	101% of principal amount plus accrued interest to, but not including, the repurchase date.	101% of principal amount plus accrued interest to, but not including, the repurchase date.	101% of principal amount plus accrued interest to, but not including, the repurchase date.

CUSIP/ISIN Numbers:	CUSIP: 12513GBG3 ISIN: US12513GBG38	CUSIP: 12513GBH1 ISIN: US12513GBH11	CUSIP: 12513GBJ7 ISIN: US12513GBJ76

Joint Bookrunning Managers	J.P. Morgan Securities LLC BofA Securities, Inc. Wells Fargo Securities, LLC Morgan Stanley & Co. LLC Capital One Securities, Inc. Mizuho Securities USA LLC MUFG Securities Americas Inc.

Co-Managers	Goldman Sachs & Co. LLC Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc. Siebert Williams Shank & Co., LLC

Trade Date	November 23, 2021

Settlement Date	December 1, 2021 (T+5)

Denominations	$2,000 and integral multiples of $1,000

Distribution	SEC Registered

Trustee	U.S. Bank National Association

This information does not purport to be a complete description of these securities or the offering. Please refer to the Preliminary Prospectus Supplement and the Base Prospectus for a complete description.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

It is expected that delivery of the notes will be made against payment therefor on or about December 1, 2021, which will be the fifth business day following the date hereof (such settlement cycle being herein referred to as “T+5”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the date that is two business days preceding the settlement date will be required, by virtue of the fact that the notes initially will settle T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade the notes prior to the date that is two business days preceding the settlement date should consult their own advisor.

The Issuers have filed a registration statement (Registration No. 333-249491) (including the Preliminary Prospectus Supplement and the Base Prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the Preliminary Prospectus Supplement and the Base Prospectus in that registration statement and other documents the Issuers have filed with the SEC, including those incorporated by reference into the Preliminary Prospectus Supplement and the Base Prospectus, for more complete information about the Issuers and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuers or the underwriters will arrange to send you the Preliminary Prospectus Supplement and the Base Prospectus if you request it by contacting (i) J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, Attn: Prospectus Department, 1155 Long Island Avenue, Edgewood NY 11717, or by telephone: 1-866-803-9204, (ii) BofA Securities, Inc., Attn: Prospectus Department, 200 North College Street, 3rd Floor, Charlotte NC 28255-0001, or by email: dg.prospectus_requests@bofa.com, (iii) Morgan Stanley & Co. LLC, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, or by telephone: 1-866-718-1649, (iv) Wells Fargo Securities, LLC, Attn: WFS Customer Service, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, or by telephone: 1-800-645-3751, (v) Mizuho Securities USA LLC, by telephone: 1-866-271-7403, (vi) MUFG Securities Americas Inc., by telephone: 1-877-649-6848, (vii) Goldman Sachs & Co. LLC, Attn: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone: 1-866-471-2526, (viii) Scotia Capital (USA) Inc., by telephone: 1-800-372-3930, (ix) Siebert Williams Shank & Co., LLC, by telephone: 1-212-830-4530, or (x) U.S. Bancorp Investments, Inc., 214 N. Tryon Street, 26th Floor, Charlotte, NC 28202, or by telephone: 1-877-558-2607.

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